FOR IMMEDIATE RELEASE
For more information, contact:
Richard L. Bergmark, + 1 713 328 2101
investor.relations@corelab.com

CLB Q4 2012: DEEPWATER DRIVES MOST PROFITABLE QUARTER EVER;
ALL-TIME QUARTERLY AND ANNUAL HIGHS FOR REVENUE, NET INCOME, EPS & FCF;
2012 FCF TOPS $206,000,000

AMSTERDAM (30 January 2013) - Core Laboratories N.V. (NYSE: "CLB US" and NYSE Euronext: "CLB NA") posted its most profitable quarter in Company history, with earnings per diluted share (“EPS”) of $1.17 for the fourth quarter of 2012. The effects of a lower than expected share count used to calculate fourth quarter guidance was offset by currency translation losses in the quarter. Excluding year-ago one-time items, quarterly EPS increased 7% year-over-year as net income increased to an all-time quarterly high of $54,801,000. Revenue increased to a quarterly record of $254,455,000, and operating income reached $75,868,000, yielding operating margins of 30%. Free cash flow (“FCF”), defined as cash from operations less capital expenditures, for the fourth quarter of 2012 also established an all-time quarterly high at $78,055,000, eclipsing the quarter's net income by over $23,000,000, while the Company's average diluted share count for the quarter fell to 46,857,000, nearing a 15-year quarterly low. Core repurchased approximately 894,000 shares during the fourth quarter at an average share price of approximately $103.32.

The Company's improved year-over-year and sequential quarterly results reflect Core's continued focus on international crude-oil developments, especially those in deepwater, unconventional oil plays in North America and high-grading international unconventional opportunities. An industry leading 13% sequential quarterly increase in international revenue underpinned results.

The fourth quarter of 2012 saw record demand for Core's Reservoir Description reservoir fluids and advanced reservoir-rock properties technologies, especially for projects in the deepwater Gulf of Mexico, North Sea, Iraq, Africa, including offshore Gabon and Angola, the Middle East, and Asia Pacific. Production Enhancement operations recorded its highest revenue quarter ever because of increased market penetration by its patented and proprietary field-flood and fracture-stimulation diagnostic services, coupled with increased demand for the Company's HTD Blast™ and HTD BlastXL™ technologies. The Reservoir Management segment continued to add participants and expand projects in unconventional reservoirs in North America, especially liquids-rich plays in the Duvernay, Cardium, Bakken, Niobrara, Eagle Ford, and Mississippi Lime formations, and unconventional stacked reservoirs in the Permian Basin. The Company also initiated a new joint industry project in the Pearsall shale in South Texas. Several international unconventional plays in Europe, Russia, North and South Africa, China, Australia, and especially in the Middle East continue to be evaluated by Core.

Compared with full-year 2011 results, Core's 2012 revenue increased 8% to $981,080,000; net income increased 17% to $216,071,000; and EPS was up 19% to $4.54, all of which establish historic annual highs for the Company. Operating margins set an annual high of 30%, up 300 basis points over year-earlier levels.

FCF also reached an historic annual high of $206,051,000, turning more than one in five revenue dollars into free cash flow.

As reported in the previous quarters, the Board of Supervisory Directors (the “Board”) of Core Laboratories N.V. has established an internal performance metric of achieving a return on invested capital (“ROIC”) in the top decile of the service companies listed as Core's peers by Bloomberg Financial. Based on Bloomberg's calculations for the latest comparable data available, Core's ROIC was the highest in its oilfield services Comp Group. Moreover, the Company had the highest ROIC to Weighted Average Cost of Capital (“WACC”) ratio in the Comp Group.

Segment Highlights

Core Laboratories reports results under three operating segments: Reservoir Description, Production Enhancement, and Reservoir Management.

Reservoir Description

Reservoir Description operations, focused primarily on international crude-oil developments, posted its best revenue quarter ever while year-over-year operating margins increased for the ninth consecutive quarter. Fourth quarter 2012 revenue reached $128,805,000, up 4% over year-earlier totals against an international rig count that remained flat for the year. Operating income increased 8% to $37,231,000, and operating margins climbed more than 100 basis points over levels for the fourth quarter of 2011.

During the full year of 2012, Reservoir Description margins climbed over 440 basis points. The record quarterly revenue and the continued expansion of operating margins are the results of Core's focus on higher-margin deepwater developments, where accurate and abundant data for high-temperature, high-pressure environments and reservoir-condition testing of reservoir fluids and rock properties continue to be mission-critical for optimizing reservoir development to maximize the clients' returns on invested capital. Combinations of reservoir fluids pressure-volume-temperature phase-behavior studies and reservoir-condition advanced reservoir-rock properties data sets are required to optimize daily hydrocarbon production and maximize hydrocarbon recovery rates in multibillion dollar deepwater developments. Core's Reservoir Description operations executed projects in nearly every deepwater development in the world during the fourth quarter, including the Gulf of Mexico, eastern South America, Western and Eastern Africa, the Eastern Mediterranean, and Asia-Pacific, including Australia.

Deepwater high-pressure, high-temperature reservoirs that are undersaturated with natural gas, as is the case for some reservoirs in the Gulf of Mexico and offshore South America, pose field development challenges for operators. Recovery rates from undersaturated reservoirs tend to be lower than worldwide average rates of approximately 40% of in-place resources. As an industry leader in high-pressure, high-temperature miscible gas injection technology, Core should benefit by responding to the challenges of increasing and maximizing recovery rates from these undersaturated reservoirs.

As reservoirs in the North Sea continue to age and decline curves continue to steepen, Core is performing an increasing number of reservoir fluid studies to determine the most effective programs to abate production declines. Combinations of reservoir fluids and advanced rock properties data sets are being used to determine optimal pressure-maintenance programs that increase hydrocarbon production while limiting the growth in water cuts from these aging reservoirs.

In Iraq, Core continues to analyze hundreds of reservoir fluids samples and thousands of feet of core samples from fields in the south that are being redeveloped, as well as new field discoveries in the Kurdistan area. Core has experienced no project or contract delays in what are some of the most profitable projects in Company history. Many of the recent large discoveries in Kurdistan also are undersaturated with natural gas, posing challenges to boost ultimate recovery levels. Core's Reservoir Description operations will play an instrumental role in determining which production drive mechanisms can be most economically introduced into these reservoirs.

Also in the Middle East, clients are pursuing unconventional natural gas developments. Future production from these unconventional reservoirs will be used for power generation and desalinization processes in hopes of offsetting the more than three million barrels of oil per day used for these purposes. This fuel switching would free additional crude oil for export. Core is engaged in several projects where mostly vertical and some horizontal cores have been cut to evaluate the potential of unconventional natural gas production throughout the Middle East, including Kuwait, Saudi Arabia, Qatar, the United Arab Emirates, and Oman.

Production Enhancement

Production Enhancement operations, largely focused on North American deepwater and unconventional developments but expanding internationally, posted one of its most profitable quarters ever despite a North American rig count that decreased year-over-year from fourth quarter 2011 and sequentially from third quarter 2012. Greater market penetration by the Company's patented and proprietary field-flood and fracture-diagnostics services, coupled with continuously increasing demand for Core's HTD BlastTM and HTD BlastXLTM technologies, more than offset the decline in North American land activity. International expansion also boosted results.

Year-over-year fourth quarter 2012 revenue increased 3% to a quarterly record of $106,641,000, while operating income was $33,168,000, yielding operating margins of 31%. Operations benefited from an increasing number of stages being completed with fracture stimulation in extended-reach horizontal wells in unconventional reservoirs. As highlighted by Cabot Oil and Gas in its third quarter 2012 earnings conference call, and supported by recent technical literature (Liberty Resources), operators are benefiting from shorter-spaced, and optimally placed, stages with more stages per well leading to increased production and higher ultimate recoveries. Shorter and more frequent stages per well expose more surface area of the unconventional reservoir to flow paths to the wellbore. Core's fracture diagnostics technology clearly indicates the benefits from shorter, optimally placed, and more frequent stages as it has been proved that migrating fractures into the reservoir do not branch out as much as earlier believed. Pumping additional proppant per stage is also recommended to further increase initial flow and ultimate hydrocarbon recovery from unconventional reservoirs.

Core has developed a proprietary Completion Diagnostic ScoreCard™ service that applies several reservoir, completion, and stimulation data sets to optimize the hydraulic fracture and stimulation process. Among the significant parameters are wellbore- and stage-spacing, reservoir rock type, perforating charges and gun systems, proppant type and amount, and frac fluids and gels, among others. The Completion Diagnostic ScoreCard service, when used to score individual or multi-well projects, has resulted in increased initial flow and higher ultimate hydrocarbon recovery rates, maximizing our clients' returns on invested capital. This new service has yielded significant additional value to Core's clients and is driving continued market expansion of the Company's patented and proprietary completion diagnostic services.

The Company's HTD Blast and HTD Blast XL technologies, used to more effectively and efficiently perforate extended-reach horizontal wells, continue to be in high demand. As shorter and more numerous fracture stages are expected to be completed into 2013, HTD Blast and related technologies provide economical completion solutions for long, extended-reach lateral wells.

Core, with client research and development funding, is developing an Ultra High Pressure, Ultra High Temperature UltraHPHT™ perforating gun system. The UltraHPHT system is designed to withstand pressures of up to 30,000 psi and temperatures of up to 470 degrees Fahrenheit and will be suitable to perforate ultradeep wells currently being drilled on the continental shelf in the Gulf of Mexico. Deepwater reservoirs with higher pressures and temperatures also will be logical applications for the UltraHPHT technology. The first deployment of the Company's new UltraHPHT system is expected to occur during the first quarter of 2013. Core, in developing the UltraHPHTTM system, along with reservoir fluids sampling cylinders rated to 25,000 psi and 335 degrees Fahrenheit (as discussed in the Company's Q3 2012 Earnings

Release), is responding to client requests for higher pressure and temperature capabilities that will be needed over the next decade as deeper horizons become the next target of frontier developments.

Reservoir Management

Reservoir Management operations posted fourth quarter 2012 year-over-year revenue gains of 11% to $19,009,000, an all-time fourth quarter high, while operating income climbed 22% to $5,371,000, yielding operating margins of 28%. Additional oil company clients have been added to several of Reservoir Management's joint industry projects, including the Utica, Duvernay, and Mississippi Lime studies; and in the Marcellus, Bakken, Niobrara, Wolfcamp, and Eagle Ford projects, among others, continue to expand. Four additional companies joined Core's Tight Oil Reservoirs of the Midland Basin Study, bringing the total to 36.

Core has initiated a new joint industry project to evaluate the potential of the Pearsall shale, which underlies the shallow portions of the Eagle Ford in South Texas. The Pearsall, at greater depths and situated in the oil window, has potential as a liquids-rich play.

Internationally, Core's Global Shales Study continues to seek high-grade unconventional opportunities in the United Kingdom, Europe, Russia, North and South Africa, China, Australia, and especially the Middle East. Petrobras, Core's largest national oil company client, recently joined the Global Shales Study. Reservoir Management also is conducting proprietary studies for individual clients in Uganda, the Middle East, and offshore regions of Ghana, Liberia, Cameroon, and Namibia. Recent pre-salt discoveries offshore Angola and Gabon portend higher levels of activity over the next several years that will benefit Core's Reservoir Management operations because its data sets will help define the emerging carbonate play.

Free Cash Flow, Share Repurchases, Dividends, Capital Returned To Shareholders

During the fourth quarter of 2012, Core Laboratories generated $85,052,000 of cash from operating activities and had capital expenditures of $6,997,000, yielding an all-time quarterly high FCF of $78,055,000. This fourth quarter total increased Core's FCF for all of 2012 to $206,051,000, an all-time annual high for the Company. Therefore, in 2012, Core converted more than one of every five revenue dollars into free cash flow, the highest conversion rate of all major oilfield service companies.

The FCF in the fourth quarter, along with borrowings from the Company's revolving credit facility, was used to pay approximately $13,000,000 in cash dividends and to repurchase approximately 894,000 shares at an average share price of approximately $103.32 per share. This total includes 471,400 shares in addition to the 422,600 shares the Company had purchased, disclosed, and included for calculating fourth quarter EPS guidance as detailed in Core's third quarter earnings release of 17 October 2012. Core's current outstanding diluted share count of 46,566,000 is within approximately 200,000 shares of a 15-year low in the Company's quarterly weighted average diluted share total.

On 9 October 2012, the Company's Board announced a quarterly cash dividend of $0.28 per share that was paid on 20 November 2012 to shareholders of record on 19 October 2012. Dutch withholding tax was deducted from the dividend at the rate of 15%.

On 11 January 2013, the Board announced a cash dividend of $0.32 per share of common stock payable in the first quarter of 2013. This amount represents a 14.2% increase over the quarterly dividends of $0.28 per share that were paid in 2012, and if paid each quarter of 2013, it would equal a payout of $1.28 per share of common stock. The quarterly $0.32 per share cash dividend will be paid on 22 February 2013 to shareholders of record on 22 January 2013. Dutch withholding tax will be deducted from the dividend at a rate of 15%.

For the full year 2012, the Company generated $237,202,000 in cash from operations, had capital expenditures of $31,151,000, and generated free cash flow of $206,051,000. This FCF and borrowings under the Company's credit facility were used to fund approximately $52,950,000 in regular quarterly dividends and to repurchase approximately 1,581,000 shares for approximately $175,732,000. The repurchased shares totaled approximately 3% of the Company's diluted outstanding shares. Total capital returned to shareholders in 2012 was approximately $228,682,000, or about $4.81 per diluted share.

Since the Company initiated its share repurchase program in October 2002, Core has returned almost $1.4 billion to its shareholders via quarterly and special dividends, the repurchase of shares, and settlement of warrants. The total number of shares repurchased and warrants settled by the Company over the ten-plus-year period represents 36,775,000 diluted shares. Through the fourth quarter of 2012, when Core's average diluted share count reached 46,857,000, the Company had its outstanding diluted shares reduced by over 44%, representing a return to its shareholders of over $29.00 per diluted share. During 2011 and 2012, Core returned over $11.50 per diluted share to its shareholders via dividends, settled warrants, and share repurchases.

Return On Invested Capital

As reported in previous quarters, the Company's Board has established an internal performance metric of achieving an ROIC in the top decile of the oilfield service companies listed as Core's peers by Bloomberg Financial. The Company and its Board believe that ROIC is a leading performance metric used by shareholders to determine the relative investment value of publicly traded companies. Further, the Company and its Board believe shareholders will benefit if Core consistently performs in the highest ROIC decile among its Bloomberg peers. According to the latest financial information from Bloomberg, Core Laboratories' ROIC was the highest of any of the oilfield service companies listed in its Comp Group. Several of the peer companies failed to post ROIC that exceeded their WACC, thereby eroding capital and shareholder value. Core's ratio of ROIC to WACC is the highest of any company in the Comp Group.

Comp Group companies listed by Bloomberg include Halliburton, Schlumberger, Carbo Ceramics, FMC Technologies, Baker Hughes, Cameron International, Oceaneering, National Oilwell Varco, and Oil States International, among others. Core will update the ROIC for the oilfield services sector for the fourth quarter 2012 in its first quarter 2013 earnings release.

First Quarter 2013 and Full Year 2013 Earnings Guidance

The Company's outlook for 2013 remains positive. With continued support from robust Brent crude pricing and the expected delivery of additional deepwater drilling rigs, Core believes that it will continue to work increasingly in more established fields, as well as new field development projects. In addition, as it has consistently done in the past decade, the Company plans to enter new fields where it currently does not have operations and to offer new technologies and additional services in 2013. These new technologies and services will be focused on increasing daily productivity and ultimate hydrocarbon recovery rates from deepwater fields and liquids-related unconventional reservoir developments worldwide. Therefore, Core believes its business model, with the goal of achieving a revenue growth rate of 200 to 400 basis points above the increase in worldwide activity level directed towards producing fields, remains intact with incremental margins positively impacting operating margins.

Core expects FCF totals to remain at elevated levels in 2013, with the Company's client-directed capex program to be equal to slightly greater than that of 2012. The Company has announced its increased quarterly dividend in 2013 and continues its share buyback program.

Core Lab anticipates 2013 North American activity levels to be flat at fourth quarter 2012 levels and international activity levels to increase approximately 7%, yielding a worldwide activity increase of approximately 5%. The Company expects its revenue to grow at a rate faster than its expected change in worldwide industry activity by approximately 200 to 400 basis points.

Therefore, for the first quarter of 2013, Core expects revenue of approximately $240,000,000 to $250,000,000, after taking into account seasonal effects, and EPS in the $1.12 to $1.18 range.

For the full year, Core expects revenue to range between $1,030,000,000 and $1,070,000,000 with operating margins averaging approximately 31% and incremental margins ranging from 35% to 45% are projected for the full year of 2013. This operations guidance excludes any foreign currency translations, and a 25% effective tax rate is assumed for the year. This would drive midpoint EPS to a range between $4.96 to $5.22 with a midpoint of $5.09. The midpoint of revenue guidance suggests revenue growth of approximately 7% in a range up to 9% and the EPS guidance suggests earnings growth of approximately 12% in a range up to 16%.

The Company has scheduled a conference call to discuss Core's fourth quarter 2012 earnings announcement. The call will begin at 7:30 a.m. CST/2:30 p.m. CET on Thursday, 31 January 2013. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2011 Form 10-K filed on 15 February 2012, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release.

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	31 December 2012	31 December 2011	31 December 2012	31 December 2011
	(Unaudited)	(Unaudited)	(Unaudited)

REVENUE	$254,455	$243,786	$981,080	$907,648

OPERATING EXPENSES:
Costs of services and sales	160,958	154,034	621,819	593,369
General and administrative expenses	12,302	10,678	43,185	41,141
Depreciation and amortization	5,498	5,929	22,917	23,303
Other (income) expense, net	(171)	257	(4,121)	(919)

OPERATING INCOME	75,868	72,888	297,280	250,754
Loss on exchange of Senior Exchangeable Notes	—	142	—	1,012
Interest expense	2,292	2,216	8,820	10,900

INCOME BEFORE INCOME TAX EXPENSE	73,576	70,530	288,460	238,842
INCOME TAX EXPENSE	18,394	17,371	71,848	54,198
NET INCOME	55,182	53,159	216,612	184,644
NET INCOME (LOSS) ATTRIBUTABLE TO NON-CONTROLLING INTEREST	381	83	541	(40)
NET INCOME ATTRIBUTABLE TO CORE LABORATORIES N.V.	$54,801	$53,076	$216,071	$184,684

Diluted Earnings Per Share:	$1.17	$1.11	$4.54	$3.82

WEIGHTED AVERAGE DILUTED COMMON SHARES OUTSTANDING	46,857	47,677	47,553	48,393

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$128,805	$123,543	$495,529	$469,775
Production Enhancement	106,641	103,157	403,792	371,449
Reservoir Management	19,009	17,086	81,759	66,424
Total	$254,455	$243,786	$981,080	$907,648

Operating income (loss):
Reservoir Description	$37,231	$34,397	$144,502	$116,244
Production Enhancement	33,168	34,086	128,602	112,576
Reservoir Management	5,371	4,414	26,428	21,887
Corporate and other	98	(9)	(2,252)	47
Total	$75,868	$72,888	$297,280	$250,754

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(amounts in thousands)

ASSETS:	31 December 2012	31 December 2011
	(Unaudited)
Cash and Cash Equivalents	$19,226	$29,332
Accounts Receivable, net	184,774	170,805
Inventory	49,265	53,214
Other Current Assets	43,642	33,197
Total Current Assets	296,907	286,548

Property, Plant and Equipment, net	125,418	115,295
Intangibles, Goodwill and Other Long Term Assets, net	214,191	209,030
Total Assets	$636,516	$610,873

LIABILITIES AND EQUITY:

Short-Term Debt & Lease Obligations	$40	$2,344
Accounts Payable	55,168	57,639
Other Current Liabilities	85,302	83,212
Total Current Liabilities	140,510	143,195

Long-Term Debt & Lease Obligations	$234,033	$223,075
Other Long-Term Liabilities	74,060	62,948
Total Equity	187,913	181,655
Total Liabilities and Equity	$636,516	$610,873

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
(amounts in thousands)
(Unaudited)

Twelve Months Ended
31 December 2012

CASH FLOWS FROM OPERATING ACTIVITIES	$237,202

CASH FLOWS FROM INVESTING ACTIVITIES	(34,004)

CASH FLOWS FROM FINANCING ACTIVITIES	(213,304)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(10,106)
CASH AND CASH EQUIVALENTS, beginning of period	29,332
CASH AND CASH EQUIVALENTS, end of period	$19,226

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow as a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow
(amounts in thousands)
(Unaudited)

	Three Months	Twelve Months
	Ended	Ended
	31 December 2012	31 December 2012

Net cash provided by operating activities	$85,052	$237,202
Less: capital expenditures	(6,997)	(31,151)
Free cash flow	$78,055	$206,051

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